EXHIBIT 8.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselwa.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S E-MAIL

(202) 274-2000

August 11, 2006

Board of Directors

Ben Franklin Bank of Illinois

14 North Dryden Place

Arlington Heights, IL 60004

Re:    Mutual Holding Company Formation and Stock Issuance

Ladies and Gentlemen:

We have been requested as special counsel to Ben Franklin Bank of Illinois to express our opinion concerning the Federal income tax consequences relating to the proposed conversion of Ben Franklin Bank of Illinois from a federally chartered mutual savings bank (sometimes referred to herein as “Mutual Bank”) to a federally chartered stock savings bank (sometimes referred to herein as “Stock Bank”) and the formation of Ben Franklin Financial, MHC, a federal mutual holding company, and Ben Franklin Financial, Inc., a mid-tier federal holding company and the subsidiary of Ben Franklin Financial, MHC. Ben Franklin Financial, MHC will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank’s stock to Ben Franklin Financial, Inc. Concurrently with the Reorganization, Ben Franklin Financial, Inc. will offer for sale up to 49.9% of its Common Stock on a priority basis to depositors and Tax-Qualified Employee Plans of Ben Franklin Bank of Illinois, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination thereof.

In connection therewith, we have examined the Ben Franklin Bank of Illinois Plan of Reorganization From A Mutual Savings Bank To A Mutual Holding Company And Stock Issuance Plan, dated June 28, 2006 (“Plan of Reorganization”) and certain other documents of or relating to the reorganization of the bank into the mutual holding company structure (the “Reorganization”), some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinions, we have assumed that Ben Franklin Bank of Illinois will comply with the terms and conditions of the Plan of Reorganization, and that the various factual representations

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Board of Directors

Ben Franklin Bank of Illinois

August 11, 2006

and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws, except on the basis of the documents and assumptions described above.

For purposes of this opinion, we are relying on the factual representations provided to us by Ben Franklin Bank of Illinois, which are incorporated herein by reference.

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current Internal Revenue Service (“IRS”) administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures, and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

SUMMARY OF OPINIONS

Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

With Respect to the Exchange of Ben Franklin Bank of Illinois’ Charter for a Stock Charter (the “Bank Conversion”):

1. The conversion of Ben Franklin Bank of Illinois’ charter from a mutual savings bank charter to a stock bank charter will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

2. No gain or loss will be recognized by Ben Franklin Bank of Illinois upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Mutual Bank. (Code Sections 361(a) and 357(a)).

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Board of Directors

Ben Franklin Bank of Illinois

August 11, 2006

3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Mutual Bank in exchange for shares of Stock Bank common stock. (Code Section 1032(a)).

4. Stock Bank’s holding period in the assets received from Mutual Bank will include the period during which such assets were held by Mutual Bank. (Code Section 1223(2)).

5. Stock Bank’s basis in the assets of Ben Franklin Bank of Illinois will be the same as the basis of such assets in the hands of Mutual Bank immediately prior to the reorganization. (Code Section 362(b)).

6. Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in Mutual Bank. (Code Section 354(a)(1)).

7. Stock Bank will succeed to and take into account Mutual Bank’s earnings and profits or deficit in earnings and profits, as of the date of the reorganization. (Code Section 381).

8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank’s tax year will not end merely as a result of the conversion of Mutual Bank to stock form and Stock Bank will not be required to obtain a new employee identification number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404).

9. No gain or loss shall be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Ben Franklin Financial, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)).

10. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of Ben Franklin Financial, Inc. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Board of Directors

Ben Franklin Bank of Illinois

August 11, 2006

11. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in Ben Franklin Financial, MHC to be received by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of Mutual Bank shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

With Respect to the Transfer of Stock Bank Stock to Ben Franklin Financial, MHC, for Membership Interests (the “351 Transaction”):

12. The exchange of Stock Bank common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Ben Franklin Financial, MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

13. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the Bank Conversion to Ben Franklin Financial, MHC solely in exchange for membership interests in Ben Franklin Financial, MHC. (Code Section 351).

14. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members basis in the Ben Franklin Financial, MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

15. Ben Franklin Financial, MHC will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Ben Franklin Financial, MHC. (Code Section 1032(a)).

16. Ben Franklin Financial, MHC’s basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (which basis is -0-) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction. (Code Section 362(a)).

17. Ben Franklin Financial, MHC’s holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons. (Code Section 1223(2)).

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Board of Directors

Ben Franklin Bank of Illinois

August 11, 2006

With Respect to the Transfers to Ben Franklin Financial, Inc. in Exchange for Common Stock in Ben Franklin Financial, Inc. (the “Secondary 351 Transaction”):

18. Ben Franklin Financial, MHC and the persons who purchased Common Stock of Ben Franklin Financial, Inc. in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Ben Franklin Financial, Inc. in exchange for stock in Ben Franklin Financial, Inc. (Code Section 351(a)).

19. Ben Franklin Financial, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Ben Franklin Financial, Inc. Common Stock. (Code Section 1032(a)).

20. Ben Franklin Financial, MHC’s basis in the Ben Franklin Financial, Inc. Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)).

21. Ben Franklin Financial, MHC’s holding period in the Ben Franklin Financial, Inc. Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

22. Ben Franklin Financial, Inc.’s basis in the Stock Bank stock received from Ben Franklin Financial, MHC will be the same as the basis of such property in the hands of Ben Franklin Financial, MHC. (Code Section 362(a)).

23. Ben Franklin Financial, Inc.’s holding period for the Stock Bank stock received from Ben Franklin Financial, MHC will include the period during which such property was held by Ben Franklin Financial, MHC. (Code Section 1223(2)).

24. It is more likely than not that the basis of the Ben Franklin Financial, Inc. Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6)).

PROPOSED TRANSACTION

On June 28, 2006, the board of directors of Ben Franklin Bank of Illinois adopted the Plan of Reorganization. For what are represented to be valid business purposes, Ben Franklin Bank of Illinois’ board of directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Board of Directors

Ben Franklin Bank of Illinois

August 11, 2006

(i)	Ben Franklin Bank of Illinois will organize an interim stock savings bank (Interim One) as its wholly owned subsidiary;

(ii)	Interim One will organize an interim stock savings bank as its wholly owned subsidiary (Interim Two); and

(iii)	Interim One will also organize a federal mid-tier holding company as its wholly owned subsidiary (Ben Franklin Financial, Inc.).

The following transactions will occur simultaneously:

(iv)	Ben Franklin Bank of Illinois will exchange its charter for a federal stock savings bank charter (Stock Bank) and will constructively issue its common stock to members of Ben Franklin Bank of Illinois;

(v)	Interim One will cancel its outstanding stock and exchange its charter for a federal mutual Ben Franklin Financial, Inc. charter and thereby become Ben Franklin Financial, MHC;

(vi)	Interim Two will merge with and into Stock Bank, with Stock Bank as the surviving entity, and the former members of Mutual Bank who constructively hold common stock in Stock Bank will exchange their common stock in Stock Bank for membership interests in Ben Franklin Financial, Inc.; and

(vii)	Ben Franklin Financial, MHC will contribute Stock Bank’s common stock to Ben Franklin Financial, Inc., a wholly owned subsidiary of Ben Franklin Financial, MHC, for additional shares of Ben Franklin Financial, Inc. stock.

(viii)	Contemporaneously, with the contribution set forth in “(vii)”, Ben Franklin Financial, Inc. will offer to sell up to 49.9% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

These transactions are referred to herein collectively as the “Reorganization.”

Those persons who, as of the date of the Bank Conversion (the “Effective Date”), hold depository rights with respect to Mutual Bank will thereafter have such rights solely with respect to Stock Bank. Each deposit account with Mutual Bank at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to Mutual Bank immediately prior to the Reorganization will continue to have

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Board of Directors

Ben Franklin Bank of Illinois

August 11, 2006

such rights solely with respect to Ben Franklin Financial, MHC so long as they continue to hold deposit accounts or borrowings with Stock Bank. All new depositors of Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to Ben Franklin Financial, MHC so long as they continue to hold deposit accounts with Stock Bank.

The shares of Interim Two common stock owned by Ben Franklin Financial, MHC prior to the Reorganization shall be converted into and become shares of common stock of Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by Stock Bank stockholders (formerly the members holding liquidation rights of Mutual Bank) will be transferred to Ben Franklin Financial, MHC by such persons in exchange for membership interests in Ben Franklin Financial, MHC.

Ben Franklin Financial, Inc. will have the power to issue shares of capital stock (including common and preferred stock) to persons other than Ben Franklin Financial, MHC. So long as Ben Franklin Financial, MHC is in existence, however, it must own a majority of the voting stock of Ben Franklin Financial, Inc. Ben Franklin Financial, Inc. may issue any amount of non-voting stock to persons other than Ben Franklin Financial, MHC. No such non-voting stock will be issued as of the date of the Reorganization.

The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Our opinion under paragraph 10 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 10 and 24 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Ben Franklin Financial, Inc. and/or the Stock Bank may be taxable on the distribution of the subscription rights.

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Board of Directors

Ben Franklin Bank of Illinois

August 11, 2006

All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

We hereby consent to the filing of the opinion as an exhibit to Ben Franklin Bank of Illinois’ combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC, and as an exhibit to the Holding Company’s Application on Form H(e)1-S, as filed with the OTS and Ben Franklin Financial, Inc.’s Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2, H(e)1-S, and SB-2 under the captions “The Reorganization and the Stock Offering - Tax Effects of the Reorganization” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick
LUSE GORMAN POMERENK & SCHICK
A Professional Corporation